UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2009

PULTE HOMES, INC.

(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304

(Address of principal executive offices)                                                  (Zip Code)

Registrant’s telephone number, including area code     (248) 647-2750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Effective September 28, 2009, Pulte Mortgage LLC (“Pulte Mortgage” or the “Seller”), a wholly-owned subsidiary of Pulte Homes, Inc. (the “Company”), entered into the First Amendment to Master Repurchase Agreement (the “Amendment”) among Comerica Bank as Agent and representative of itself as a Buyer and the other Buyers, Bank of America, N.A., and SunTrust Bank. The Amendment includes a Seller Cure Right allowing Pulte Mortgage’s Net Income to be increased through a contribution from the Company if Pulte Mortgage fails to comply with the Net Income covenant included within the Master Repurchase Agreement (the “Agreement”) dated May 15, 2009. Under the Amendment, the Seller may exercise the Cure Right no more than two times during the life of the Agreement. Pulte Mortgage exercised its first Cure Right for the period ending June 30, 2009. The second exercise of the Cure Right is limited to no more than $5 million.

Separately, Pulte Mortgage entered into a Master Repurchase Agreement (the “Repurchase Agreement”) on September 30, 2009 with JPMorgan Chase Bank, N.A. together with its successors and assigns. The purpose of the Repurchase Agreement is to finance the origination of mortgage loans by Pulte Mortgage. The Repurchase Agreement provides for loan purchases of up to $70 million, subject to certain sublimits. There is no accordion feature. The Repurchase Agreement expires on September 29, 2010.

Advances under the Repurchase Agreement carry a Pricing Rate equal to the sum of (i) the greater of the Adjusted Libor Rate, as defined in the Repurchase Agreement, and 2.00% and (ii) 2.75%.

The Repurchase Agreement contains various covenants, including, among others, certain limitations on transactions involving acquisitions, mergers, the incurrence of debt, sale of assets, and creation of liens upon any of its Mortgage Loans. Additional covenants include: (i) the Leverage ratio shall not exceed 10.0 to 1.0, computed as of the end of each calendar month; (ii) the Minimum Adjusted Tangible Net Worth computed as of the end of each calendar month shall not be less than $57.0 million; (iii) the Minimum Special Current Ratio computed as of the end of each calendar month shall not be less than 1.05 to 1.0; (iv) Liquidity shall be greater than or equal to 3% of actual total assets, as defined within the Repurchase Agreement; (v) the Available Warehouse Facility under this Repurchase Agreement shall constitute no more than 50% of Seller’s aggregate Available Warehouse Facilities; (vi) for each of the quarters ending September 30, 2009, and December 31, 2009, Seller’s negative net income before taxes shall not be more than $3.0 million; (vii) commencing with the quarter ending March 31, 2010, Seller shall not permit its net income before taxes, for such quarter and each calendar quarter thereafter, to be less than $1; (viii) the Maximum Warehouse Capacity Ratio shall not exceed 20.0 to 1.0, computed as of the end of each calendar month; and (ix) Seller shall Originate no more than 20% of its total Mortgage Loan originations in any calendar month through wholesale or broker originations.

The Amendment and the Repurchase Agreement are attached as Exhibits 10.1 and 10.2, respectively, hereto and are herein incorporated by reference. The above referenced summaries of the material terms of the Amendment and the Repurchase Agreement are qualified in their entirety by reference to Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	First Amendment to Master Repurchase Agreement dated September 28, 2009 among Comerica Bank, as Agent and a Buyer, the other Buyers party hereto and Pulte Mortgage LLC, as Seller.
10.2	Master Repurchase Agreement dated September 30, 2009 between JPMorgan Chase Bank, N.A. as Buyer and Pulte Mortgage LLC ,as Seller.
10.3	Side Letter to Master Repurchase Agreement dated as of September 30, 2009 between JPMorgan Chase Bank, N.A., as Buyer and Pulte Mortgage LLC, as Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTE HOMES, INC.

Date: October 2, 2009	By:	/s/ Steven M. Cook
		Name:	Steven M. Cook
		Title:	Senior Vice President,
General Counsel and Secretary

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